Exhibit 99.13

November 3, 2020

STRICTLY CONFIDENTIAL

Petra Acquisition, Inc.

5 West 21st Street

New York, NY 10010

Attn: Andreas Typaldos

Dear Mr. Typaldos:

This letter agreement (the “Agreement”) will confirm the understanding and agreement between Petra Acquisition, Inc., a Delaware corporation, located at 5 West 21st Street, New York, NY 10010 (together with its subsidiaries and affiliates, collectively, the “Company”), and LifeSci Capital LLC (“LifeSci”) pursuant to which LifeSci shall provide investment banking and financial advisory services to the Company with respect to the Company’s efforts to engage in a Transaction with a Target (each, as defined below) as provided for herein. It is acknowledged and agreed that this Agreement shall be effective as of the date of mutual execution hereof (the “Effective Date”).

1.	Appointment and Engagement for Financial Advisory Services.

(a) Effective as of the Effective Date, the Company hereby appoints LifeSci to act as its exclusive financial advisor with respect to identifying, soliciting and negotiating with one or more potential target companies (each, a “Target”) to enter into a Transaction (as defined below) with the Company or its stockholders, and related capital markets activities with respect to such Transaction. As used in this Agreement, the term “Transaction” shall mean a transaction (or series of related transactions) pursuant to which the Company effectuates a merger, consolidation, reorganization, equity sale, asset sale or other business combination or similar acquisition transaction with or involving a Target or a Target’s affiliate or other transaction involving a Target or a Target’s affiliate which qualifies as the Company’s initial business combination (the “Business Combination”) as described in the Company’s final prospectus, dated as of October 7, 2020 and filed with the U.S. Securities and Exchange Commission (the “SEC”) (File No. 333-240175) on October 13, 2020 (the “Prospectus”).

(b) The Company reserves the right to accept or reject any proposed Transaction in whole or part in its sole and absolute discretion and at any time prior to the consummation of such Transaction.

2.	Advisory Services to be Rendered.

In connection with a Transaction, LifeSci may provide certain or all of the following services, to the extent appropriate under the circumstances (collectively referred to as the “Advisory Services”):

(a) create a target list, in consultation with the Company, of Targets the Company and LifeSci believe may have interest in effectuating a Transaction;

(b) assist the Company in the preparation and dissemination of descriptive information regarding the Company, its business and its structure, including a customary information memorandum, management presentations and other business, legal and financial diligence materials, to Target prospects;

(c) assist the Company in any bidding processes for a Transaction and contacting potential Target partners;

(d) assist the Company in managing the due diligence investigations of the Company by Targets;

(e) coordinate and assist the management of the Company in preparing for and hosting management presentations by Targets, as well as with conference and diligence calls;

(f) participate with the Company in meeting(s) between Company management and potential Targets;

(g) assist the Company in providing formal indications of interest and letters of intent to potential Targets;

(h) advise the Company with respect to its selection of, and negotiations with, potential Targets;

(i) advise the Company with respect to the structure of the Transaction;

(j) assist the Company and its counsel in negotiating certain agreements documenting a Transaction;

(k) assist the Company in its preparation of an investor presentation and other marketing materials for a Transaction;

(l) assist the Company in its investor outreach and capital markets efforts for a Transaction, including arranging for non-redemption and backstop arrangements and assisting with recycling efforts in connection with a Transaction; and

(m) assist the Company in its negotiations with the potential Target(s) through the consummation of a Transaction.

It is expressly understood and agreed that LifeSci shall be required to perform only such tasks from the above list as may be requested by the Company in connection with the rendering of its services in connection with a Transaction hereunder. Moreover, it is further understood that LifeSci need not perform each of the above-referenced tasks in order to receive the fees described in Section 6 hereof but it shall be required to perform such tasks as requested by the Company in the preceding sentence to the extent reasonable under the circumstances. It is also understood that LifeSci’s tasks may not be limited to those enumerated in this Section 2, but any such changes shall be mutually agreed upon by both parties. It is further acknowledged and agreed that LifeSci will not provide any legal, regulatory, accounting, appraisal, or tax advice, or develop any tax strategies, or provide any opinions for the Company. If the Company requests that LifeSci provide any services other than those Advisory Services expressly set out in this Section 2, then the Company and LifeSci will enter into an additional agreement that will set forth the nature and scope of such services, appropriate compensation and other customary matters, as mutually agreed between the Company and LifeSci.

3.	Appointment and Engagement for Placement Agent Services

(a) In addition to the Company’s engagement of LifeSci to perform Advisory Services, during the term of this Agreement, Company hereby appoints LifeSci to act as its exclusive United States (U.S.) placement agent, on a “best efforts” basis, in connection with the offering of newly issued private equity or equity-linked securities of the Company (the “Securities”) for cash, that will be a Private Investment in Public Equity (“PIPE”) transaction closed immediately prior to or contemporaneously with the Transaction, with such offering in the U.S. being undertaken by the Company pursuant to Section 4(a)(2) of the United States Securities Act of 1933, as amended (the “Act”) (or with the prior written consent of LifeSci, pursuant to Rule 506(b) of Regulation D promulgated under the Act), to one or more U.S. “accredited investors” (as defined in Rule 501(a) of Regulation D) (the “Offering”) as further described herein. The actual size of the Offering, the precise number and nature of Securities to be offered by the Company and the price per Security issued in the Offering shall be subject to approval by the Company’s Board of Directors. It is acknowledged and agreed that the decision to consummate an Offering shall be in the Company’s sole and absolute discretion. The Company reserves the right to accept or reject any investor or any investment proposal related thereto in whole or part. The services provided by LifeSci hereunder with respect to an Offering are referred to herein as the “Placement Agent Services.” The Company will not, without the prior written consent of LifeSci, permit any Target or any affiliate of Target to conduct an offering of its securities in connection with a Transaction unless such Target engages LifeSci to conduct such offering on its behalf on terms and conditions satisfactory to LifeSci.

(b) LifeSci’s role in any such Offering is to solicit US accredited investors (including principally institutional investors) to invest in the PIPE. The Company further acknowledges and agrees that LifeSci has not been engaged for the purpose of Placement Agent Services that include giving any tax, legal, accounting or other specialist or technical advice or services. In no event shall LifeSci be obligated to purchase any securities of the Company for its own account or for the accounts of its customers, and nothing herein creates an express or implied commitment by LifeSci to effect a successful Offering. The Company agrees and acknowledges that this Agreement should not be construed as a firm commitment or guarantee of any Offering by LifeSci.

(c) The Company will not, directly or indirectly, make any offer or sale of any of the Securities or any securities of the same or similar class as the Securities, the result of which would cause the offer and sale of the Securities to fail to be entitled to applicable exemptions from registration under the Act, such as those afforded by Section 4(a)(2) of the Act, Rule 144, Rule 144A and Regulation D under the Act. As used herein, the terms “offer” and “sale” have the meanings specified in Section 2(a)(3) of the Act. The Company will furthermore not, directly or indirectly, make any offer or sale of any of the Securities or any securities of the same or similar class as the Securities, the result of which would cause any material violation of any applicable law, rule or regulation.

(d) The Company agrees that LifeSci shall be entitled to rely on the truthfulness and accuracy of any representations and warranties made to any investor in the Offering as if LifeSci was a party thereto directly receiving such representations and warranties, and any legal opinions or accountant’s letters afforded to any investor in the Offering or any other investment banking firm engaged by the Company for the Offering shall also be addressed to and for the benefit of LifeSci. If requested by LifeSci, the Company will cause to be furnished to LifeSci at the closing of the Offering a customary opinion of outside counsel of the Company stating that the placement of Securities was exempt from registration under the Act. The Offering documents, including any subscription agreements or other binding commitments or agreements signed by investors in the PIPE, will be subject to the reasonable approval of LifeSci.

(e) The Company represents and warrants that to its knowledge none of (i) the Company, (ii) any director or executive officer of the Company or (iii) to the Company’s knowledge, any holder of 20% or more of the Company’s equity securities (the persons identified in (i) through (iii), collectively, the “Company Covered Persons”) is subject to any “Bad Actor” disqualification event specified in Rule 506(d)(1)(i) through (viii) of Regulation D under the Securities Act or any proceeding that could result in any such disqualifying event (collectively, “Disqualifying Events”) that would either require disclosure under Rule 506(e) of Regulation D under the Securities Act or result in disqualification under Rule 506(d)(1) of Regulation D under the Securities Act of the Company’s use of the exemption provided by Rule 506(b) of Regulation D under the Securities Act for the Offering. The Company has taken reasonable steps to ensure that the occurrence of Disqualifying Events with respect to any Company Covered Persons, if one occurs, are identified and made known to LifeSci.

(f) Notwithstanding anything to the contrary contained herein, LifeSci is only required to use its efforts to market the Offering to “institutional investors” as defined in FINRA Rule 4512(c). Without the prior express written agreement of LifeSci, the Company will not make any sale of Securities that would require (i) a filing with the Financial Industry Regulatory Authority (“FINRA”) pursuant to FINRA Rule 5123 and will obtain representations from purchasers in the Offering to support reliance on an exemption provided in FINRA Rule 5123 or (ii) a filing with the SEC of Form D pursuant to the requirements of Regulation D of the Act. The Company will not offer or sell any Securities (or a similar class as the Securities) within six months of any the closing of the Offering unless the Company provides to LifeSci an opinion of counsel that any such subsequent offer and sale of the Securities (or a similar class as the Securities) is exempt from registration under the Act and is not required to be integrated with any Private Placement.

4.	Exclusivity and Certain Representations.

(a) In order to coordinate efforts most effectively, during the term of this Agreement, the Company will (i) not, without the prior written consent of LifeSci, engage or enter into discussions with any other investment bank, advisory or similar provider of services that include any of the Advisory Services (including any merger and acquisition advisory or capital market advisory services) or Placement Agent Services, and will act with LifeSci as the exclusive provider of such Advisory Services and Placement Agent Services for all Transactions; (ii) inform LifeSci of any substantive discussions with any Target relating to a Transaction or any potential investor in connection with an Offering, and (iii) will promptly advise LifeSci if it receives an inquiry concerning a Transaction from a Target or an investor regarding the purchase of Securities, and refer such inquiry to LifeSci for processing.

(b) LifeSci hereby represents and warrants to the Company that LifeSci is a broker-dealer registered with and in good standing with the SEC, FINRA and various states. LifeSci further represents and warrants that none of (i) LifeSci, (ii) any general partner or managing member of LifeSci, (iii) any director or executive officer of LifeSci or of any of LifeSci’s general partners or managing members or (iv) any other officer of LifeSci or of any of LifeSci’s general partners or managing members participating in the Offering (within the meaning of Rule 506(d)) (the persons identified in (i) through (iv), collectively, the “LifeSci Covered Persons”) is subject to any Disqualifying Events that would either require disclosure under Rule 506(e) of Regulation D under the Securities Act or result in disqualification under Rule 506(d)(1) of Regulation D under the Securities Act of the Company’s use of the exemption provided by Rule 506(b) of Regulation D under the Securities Act for the Offering. LifeSci has taken reasonable steps to ensure that the occurrence of Disqualifying Events with respect to any LifeSci Covered Persons are identified and made known to the Company.

5.	Term of Agreement; Termination.

(a) This Agreement has an initial term of one (1) year from the Effective Date, provided, that this Agreement will automatically renew for continuing one (1) year terms unless LifeSci or the Company provides written notice to the other party at least sixty (60) days prior to the end of then current term that it elects to not extend the Agreement beyond the end of such current term. Following the six (6) month anniversary of the Effective Date of this Agreement, either the Company or LifeSci may terminate this Agreement at any time upon ninety (90) days prior written notice to the other party.

(b) The provisions of this Section 5, Sections 6 through 9, 10(c), 10(d), and 12 through 22, and Schedule A, and any representations and warranties made by the Company in this Agreement, shall survive any termination of this Agreement.

6.	Compensation.

(a) In the event that a Transaction is consummated during the term of this Agreement, as compensation for the Advisory Services the Company shall pay to LifeSci an advisory fee (“M&A Advisory Fee”) of three and one-half percent (3.5%) of the Total Consideration (as defined below). The M&A Advisory Fee shall be payable as follows:

(i)	the Company shall pay to LifeSci a cash fee equal to one percent (1.0%) of the Total Consideration in accordance with Section 6(b); and

(ii)	the Company shall issue to LifeSci (or another entity designated by LifeSci) equity interests in the post-Transaction surviving entity with value upon issuance to LifeSci equal to two and a half percent (2.5%) of the Total Consideration in accordance with Section 6(b).

In addition, and notwithstanding the earlier termination of this Agreement, in the event that during the period of eighteen (18) months after termination of this Agreement (the “Tail Period”), the Company consummates a Transaction or enters into a definitive agreement with respect to a Transaction which is subsequently consummated (even if consummated after the end of the Tail Period), LifeSci shall be entitled to the M&A Advisory Fee and Capital Markets Advisory Fee with respect to such Transaction (which shall be reduced by any Break-up Fee actually received by LifeSci in connection with such Transaction).

The M&A Advisory Fee and Capital Markets Advisory Fee shall be paid by the Company to LifeSci upon the consummation of the Transaction, including with respect to any portion of the Total Consideration that is contingent, deferred, or subject to escrow or holdback.

(b) For the purposes of this Agreement, “Total Consideration” shall mean the total market value of, without duplication, all cash, securities, debt or other property paid or transferred at the closing of a Transaction by or to the Target or the Target’s shareholders or to be paid or transferred in the future to the Target’s shareholders with respect to such Transaction (other than payments of interest or dividends), including to the extent applicable, any net value paid in respect of (i) the assets of the Target, (ii) amounts paid under contractual arrangements (including lease arrangements and management fees) or for agreements not to compete or similar agreements, and (iii) the capital stock of the Target (and the spread value of any “in the money” securities convertible into options, warrants or other rights to acquire such capital stock), after giving effect to the assumption, retirement or defeasance, directly or indirectly (by operation of law or otherwise), of any long-term liabilities of the Target or repayment of indebtedness, including indebtedness secured by the assets of the Target, capital leases or preferred stock obligations; provided, that for the avoidance of doubt, any funds in the Trust Account (as may be applicable in the case of a Transaction) or financing proceeds raised in connection with the closing of the Transaction (including by way of an Offering, the compensation to LifeSci for which is provided for below), in either case, that are not paid to the Target’s shareholders as consideration in the Transaction will not be included as part of the Total Consideration. In connection with a sale, transfer or other disposition of 50% or more of the outstanding capital stock of the Target, the Total Consideration will be calculated as if 100% of the outstanding capital stock on a fully diluted basis had been acquired at the same per share amount paid in such Transaction.

For purposes of this Section 6, the market value of any publicly traded common stock, whether already outstanding or newly-issued, will be equal to the greater of:

(i) the value of such common stock issued to the Target upon the closing of a Transaction at a price equal to the greater of (x) $10.00 per share and (y) the price per share paid to the Company’s public stockholders who elect to have the Company redeem their Company shares in connection with the closing of the Transaction in accordance with the Company’s organizational documents (the “Redemption Price”); and

(ii) the VWAP of such common stock for the first five (5) trading days following the consummation of the Transaction.

“VWAP” means the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average).

Any fee payable to LifeSci other than in cash (including relevant portions of the M&A Advisory Fee) shall be settled no later than the fifth (5th) trading day subsequent to consummation of the Transaction.

For the avoidance of doubt, for illustration purposes only, if the above-referenced five-day VWAP following the closing of a Transaction is $9.75 per share, and the Redemption Price is $10.10 per share, the fair market value shall be determined using the Redemption Price. Accordingly, if the Total Consideration payable to a Target upon the closing of a Transaction is equal to 10,000,000 shares, the value of such Total Consideration shall be equal to $101,000,000 ($10.10 per share, multiplied by 10,000,000 shares).

(c) If during the term of this Agreement the Company and/or its security holders enter into an agreement to engage in a Transaction with a Target that is later terminated, and the Company and/or its security holders receive a “break-up,” “termination,” or similar fee or payment from the Target as a result of the termination, including any judgment for damages or amount in settlement of any dispute as a result of such termination (but in all cases excluding any amount expressly paid or payable for reimbursement of expenses), the Company shall pay LifeSci a cash fee (the “Break-up Fee”) equal to twenty-five percent (25.0%) of all such amounts, as reduced by any costs and expenses incurred by the Company or its security holders in connection with the Transaction, the termination of any agreement with respect to such Transaction, and the recovery of such amounts, such as legal and accounting fees and expenses, in each case which were not reimbursed or otherwise recouped by the Company or its security holders, promptly upon receipt by the Company or its security holders; provided, however, that in no event shall the Break-up Fee be greater than M&A Advisory Fee applicable to the Transaction had the Transaction closed.

(d) In addition to the M&A Advisory Fee, upon the consummation of a Transaction, the Company shall pay LifeSci an additional fee (the “Capital Markets Advisory Fee”) in connection with the Advisory Services equal to the sum of (without duplication): (i) seven percent (7.0%) of the amount of the cash and cash equivalents retained in the Company’s Trust Account as of the Closing (prior to the disbursements from the Trust Account at the Closing in accordance with the Company’s trust agreement) and not redeemed by Public Shareholders (“Retained Trust Funds”) (or that the Company otherwise receives from the Company’s existing investors or new investors in the Company) from backstop or non-redemption arrangements that are committed prior to the Closing; and (ii) seven percent (7.0%) of the Retained Trust Funds attributable to investors that purchase and hold the Company’s shares through the Closing as a result of recycling efforts by LifeSci in connection with the Transaction.

(e) If the Company consummates an Offering, as compensation for the Placement Agent Services and without duplication of the M&A Advisory Fee or the Capital Markets Advisory Fee, the Company shall pay LifeSci, simultaneously with the closing of the Offering, a cash placement agent fee (“Placement Agent Fee”) of seven percent (7.0%) of the total gross cash proceeds received by the Company from any U.S. investor participating in the Offering (or with respect to any non-U.S. investor participating in the Offering, to the extent such investor was first introduced to the Company by LifeSci or its affiliates). In addition, and notwithstanding the earlier termination of this Agreement, if during the Tail Period the Company consummates a financing of any kind with any U.S. investor (or any non-U.S. investor first introduced to the Company by LifeSci during the term of this Agreement) LifeSci shall be entitled, simultaneously with the closing of such financing, to the full Placement Agent Fee associated with such investor’s financing in the Company.

(f) Upon successful consummation of a Transaction with a Target, however, the minimum total fee payable to LifeSci, including any M&A Advisory Fee, Capital Markets Advisory Fee and Placement Agent Fee, shall not be less than $2,500,000, superseding the above qualifications, and payable at LifeSci’s election in either cash or equity (the “Minimum Fee”). If LifeSci elects to receive the Minimum Fee in equity, it shall be issued at a price per share equal to the lesser of (i) the five (5) day VWAP after the consummation of a Transaction, (ii) $10.00 per share and (iii) the Redemption Price. Notwithstanding the foregoing, LifeSci shall only receive fees specified in this Section 6 to the extent such fees are permitted under FINRA rules and regulations.

(g) The Company agrees that upon the successful consummation of a Transaction, as contemplated by this Agreement, the Company shall grant LifeSci a twenty-four (24) month right of participation, with a minimum participation level of twenty-five percent (25.0%) of all securities offered, with commensurate underwriting or placement agent fees, to act as an agent or underwriter on any future private placement or public offering of the Company’s securities in which the Company elects to engage a placement agent, underwriter or other manager of the Company’s securities. LifeSci shall have twenty (20) days from its receipt of the notice from the Company that it is planning to engage in a securities offering in which to determine whether or not to participate in such offering. If LifeSci declines to participate in such offering or fails to respond within such twenty day period, then the Company shall have the right to proceed with such offering with such another placement agent and LifeSci will not be entitled to participate in such offering.

(h) Notwithstanding anything to the contrary contained in this Agreement, any reference to the “Company” in this Agreement (including Schedule A attached hereto) for periods from and after the closing of the Transaction will include any successor public company to the Company in the Transaction, which successor public company, as a condition to the closing of the Transaction, will agree in writing to be bound by and jointly obligated for the obligations of the Company under this Agreement as if it were the original “Company” party hereto.

7.	Expenses.

In addition to the fees payable hereunder, and regardless of whether any Transaction or Offering is proposed or consummated, the Company shall reimburse LifeSci for all reasonable travel, food, lodging and other out-of-pocket expenses as and when incurred in connection with the services performed by LifeSci pursuant to this Agreement promptly after submission of such evidenced expenses to the Company; provided however that individual expenses in excess of $20,000 or aggregate expenses in excess of $100,000 shall first be approved in writing (email acceptable) by the Company, such consent not to be unreasonably withheld, delayed or conditioned. The Company also shall reimburse LifeSci’s reasonable legal fees and costs incurred in connection with any Transaction or Offering in an amount not to exceed $100,000. Reimbursement for all such expenses shall be made by the Company to LifeSci promptly upon receipt of invoices therefore by LifeSci. For the avoidance of doubt, any limitations on the reimbursement of LifeSci’s expenses under this Section 7 will not apply to any expenses sought by LifeSci or any other Indemnified Party pursuant to Section 9 or Schedule A.

8.	Independent Contractor.

The parties agree that LifeSci shall act solely as an independent contractor with respect to the duties contemplated by this Agreement incremental to those already in place as a result of LifeSci’s role as the Company’s underwriter in its initial public offering, and that LifeSci shall owe no further fiduciary or similar duties to the Company. LifeSci is not authorized to make any representations, warranties, covenants or commitments of any nature whatsoever on behalf of the Company, unless and then only to the extent expressly authorized in writing by the Company to do so.

9.	Indemnification.

The Company agrees to provide indemnification to LifeSci and certain other parties, in accordance with the terms set forth on Schedule A attached hereto, which terms are incorporated herein by this reference.

10.	Information; Confidentiality.

(a) During the term of this Agreement, the Company agrees to cooperate with LifeSci and to furnish, or cause to be furnished, to LifeSci, any and all information regarding the business, operations, properties, financial condition, management and prospects of the Company and each applicable Target (all such information so furnished being the “Information”) which LifeSci deems appropriate for purposes of a Transaction or Offering. The Company shall provide LifeSci with reasonable access during normal business hours from and after the Effective Date to all of the Company’s assets, properties, books, contracts, commitments, records, management, directors, employees, appraisers, independent accountants, legal counsel and other consultants and advisors, and shall use its reasonable efforts to provide access to the same to LifeSci with respect to each Target.

(b) The Company represents and warrants to LifeSci that all Information and Offering Materials (as defined below) provided to LifeSci or its officers, employees, legal counsel, accountants, agents or representatives (other than Information and Offering Materials regarding any Target, which will only be to the best of the Company’s knowledge) will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in the light of the circumstances under which such statements are or will be made. The Company further represents and warrants to LifeSci that any projections and other forward-looking information or estimates provided to LifeSci (including the Information) or to any potential Target or Offering investor will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that in rendering its services hereunder, LifeSci will be using and relying on such Information and Offering Materials and information available from public sources and other sources deemed reliable by LifeSci without independent verification thereof by LifeSci or appraisal by LifeSci of any of the Company’s or any Target’s assets. LifeSci does not assume responsibility for the accuracy or completeness of the Information and publicly available information. The Company will be solely responsible for the contents of the Information and its offering materials and all other written or oral communications (including any private placement or other offering memoranda and any investor presentations) provided by the Company to any actual or prospective purchasers of the Securities in an Offering (collectively, the “Offering Materials”). The Company’s filings with applicable securities regulators will be deemed included in the Offering Materials. The Company authorizes LifeSci to provide the Offering Materials to prospective purchasers of the Securities approved in writing by the Company, in all cases only in accordance with applicable law, rules and regulations. If at any time prior to the completion of the offer and sale of the Securities an event occurs which would cause the Offering Materials (as supplemented or amended) to contain an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company will notify LifeSci promptly of such event and LifeSci will suspend solicitations of the prospective purchasers of the Securities until such time as (i) the Company shall prepare a supplement or amendment to the Offering Materials which corrects such statement or omission and (ii) after the same is provided to LifeSci, LifeSci shall have delivered such supplement or amendment to all prospective purchasers.

(c) The Company agrees that any information or advice rendered by LifeSci or its representatives in connection with its engagement hereunder is solely for the benefit and use of the board of directors of the Company, acting solely in its capacity as such, in considering and evaluating a Transaction or Offering, is not on behalf of, and shall not confer rights or remedies upon, any person other than the Board of Directors of the Company, and may not be used or relied upon for any other purpose. No such financial advice or the terms of this Agreement may be disclosed publicly in any manner without LifeSci’s prior written consent and all such advice and the terms of this Agreement will be treated by the Company as confidential.

(d) Notwithstanding anything to the contrary, all representations and warranties of the Company in this Agreement are made solely in connection with LifeSci’s discharge of its obligations as a financial advisor or placement agent and are not made, and shall not be relied upon, in connection with LifeSci’s acquisition of the Company’s securities, whether as part of the fees earned under this Agreement or otherwise.

11.	Certain Representations and Warranties of the Company.

The Company represents and warrants to LifeSci that: (a) it is not obligated to pay a finder’s fee to any person in connection with the introduction of the Company to LifeSci; and (b) neither the execution of this Agreement nor the consummation of any Transaction or Offering contemplated by this Agreement will conflict with or result in a breach of any of the terms and provisions of, or constitute a default (or an event which with notice or the lapse of time, or both, would constitute a default) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to any oral or written agreement, understanding or arrangement to which the Company or its affiliates is a party.

12.	Disclaimers; Acknowledgements.

(a) The Company agrees that any and all decisions, acts, actions, or omissions of the Company with respect to potential Transaction(s) or any Offering (s) shall be the sole responsibility of the Company and its management, and that the performance by LifeSci of services hereunder will in no way make LifeSci responsible for any such decisions, acts, actions or omissions of the Company or its management. This Section 12 is separate and apart from the indemnification and contribution rights provided in Section 9 and Schedule A hereto.

(b) The Company understands that LifeSci and its affiliates (together, the “LifeSci Group”) are engaged in a wide range of financial services and businesses. Members of the LifeSci Group and businesses within the LifeSci Group generally act independently of each other, both for their own account and for the account of clients. Accordingly, there may be situations where parts of the LifeSci Group and/or their clients either now have or may in the future have interests, or take actions, that may conflict with the Company’s interests. For example, the LifeSci Group may, in the ordinary course of business, engage in trading in financial products or undertake other investment businesses for their own account or on behalf of other clients, including trading in or holding long, short or derivative positions in securities, loans or other financial products of the Company, a Target or other entities connected with the Offering. In recognition of the foregoing, the Company agrees that the LifeSci Group is not required to restrict its activities as a result of this Agreement, and that the LifeSci Group may undertake any business activity without further consultation with or notification to the Company. Neither this Agreement nor the receipt by LifeSci of Information nor any other matter shall give rise to any fiduciary, equitable or contractual duties (including any duty of trust or confidence) that would prevent or restrict the LifeSci Group from acting on behalf of other customers or for its own account. Furthermore, the Company agrees that neither the LifeSci Group nor any member or business of the LifeSci Group is under a duty to disclose to the Company or use on behalf of the Company any information whatsoever about or derived from those activities or to account for any revenue or profits obtained in connection with such activities.

(c) LifeSci does not provide any promise, either explicitly or implicitly, of favorable or continued research coverage of the Company and the Company hereby acknowledges and agrees that LifeSci’s selection as set forth herein was in no way conditioned, explicitly or implicitly, on the LifeSci Group’s providing favorable or any research coverage of the Company. In accordance with FINRA Rules 2241(b)(2) & 2241.01, the parties acknowledge and agree that LifeSci has neither directly or indirectly offered favorable research, a specific rating or a specific price target, or threatened to change research, a rating or a price target, to the Company or inducement for the receipt of business or compensation.

13.	Governing Law; Jurisdiction; Waiver of Jury Trial.

This Agreement shall be enforced, governed by and construed in accordance with the laws of New York without regard to principles for choice of law or conflict of laws. Each of LifeSci and the Company: (i) agree that any legal suit, action or proceeding arising out of or relating to this engagement letter and/or the transactions contemplated hereby shall be instituted exclusively in New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York (or any appellate courts thereof), (ii) waives any objection which it may have or hereafter to the venue of any such suit, action or proceeding, (iii) irrevocably consents to the jurisdiction of the New York Supreme Court, County of New York, and the United States District Court for the Southern District of New York (and any appellate courts thereof) in any such suit, action or proceeding, (iv) waives any right to trial by jury with respect to any lawsuit, claim or other proceeding arising out of or relating to this Agreement or the services to be rendered by LifeSci and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

14.	Parties; Assignment.

Nothing in this Agreement, expressed or implied, is intended to confer or does confer on any person (including security holders, employees or creditors of the Company or any Target or investors or prospective investors in the Offering) other than the parties hereto and their respective successors and assigns and, to the extent expressly set forth herein, the Indemnified Persons (as defined on Schedule A hereto) (which Indemnified Persons shall be subject to the same limitations and waivers as the Company under Section 21 hereof), any rights or remedies under or by reason of this Agreement or as a result of the services to be rendered by LifeSci hereunder. This Agreement will not be assignable or transferable by either party without the prior written consent of the other, and any purported assignment or transfer without such consent shall be null and void ab initio and of no effect; provided, that LifeSci may, without such consent, (i) to the extent it deems appropriate, render the services hereunder through one or more of its affiliates or assign any or all of its rights or obligations hereunder to an affiliate or (ii) assign all of its rights and obligations under this Agreement to an acquirer of all or substantially all of the assets of LifeSci and its subsidiaries taken as a whole, or of all or substantially all of the business unit relating to the services provided under this Agreement. Subject to the foregoing, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

15.	Severability.

In the event that any term or provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be illegal, invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this agreement but shall be confined in its operation to the provision of this agreement directly involved in the controversy in which such judgment shall have been rendered. The parties will substitute for any invalid or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

16.	Interpretation; Construction.

This Agreement has been reviewed by the signatories hereto and their counsel. There shall be no construction of any provision against LifeSci because this Agreement was drafted by LifeSci, and the parties waive any statute or rule of law to such effect. The headings set forth in this agreement are for convenience of reference only and shall not be used in interpreting this agreement. In this agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; (iv) the term “Dollars” or “$” means U.S. dollars; and (v) the term “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity.

17.	Announcements.

Following the closing of a Transaction or an Offering or public announcement or disclosure thereof (i) in any initial press release or other similar announcement by the Company regarding such Transaction or Offering, the Company shall include in such press release or announcement a reference to LifeSci’s role as advisor to the Company with respect to such Transaction or Offering, which reference shall be subject to LifeSci’s prior written approval (email sufficing), which approval shall not be unreasonably withheld, conditioned or delayed, and (ii) LifeSci may, at its own option and expense, disseminate announcements (such as customary “tombstone” announcements or other advertisements in financial and other newspapers and journals and marketing materials) describing LifeSci’s services under this Agreement, and may use the Company’s logos or other identifying marks in any such announcement, provided that the form and substance of any such announcement shall be subject to the Company’s prior written approval (email sufficing, and an announcement once approved by the Company may be used from time to time without obtaining approval each time), which approval shall not be unreasonably withheld, conditioned or delayed.

18.	Entire Agreement.

This Agreement and Schedule A hereto, which is hereby incorporated by reference as if set forth herein, sets forth the entire understandings of the parties relating to the subject matter hereof, specifically with respect to Financial Advisory Services, and supersedes and cancels any prior or contemporaneous communications, understandings or agreements between the parties hereto, with the exception of the Underwriting Agreement, dated as of October 7, 2020 (as it may be amended, the “Underwriting Agreement”), by and among the Company, LifeSci and Ladenburg Thalmann & Co., Inc., as representative of the underwriters thereunder in relation to the Company’s initial public offering.

19.	Modification; Waiver.

This Agreement may not be altered, amended, changed or modified, nor can any of its provisions be waived, except by written amendment signed by both parties hereto. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

20.	Limitation of Liability.

LifeSci and the Company further agree that neither LifeSci nor any of its affiliates or any of its/their respective officers, directors, controlling persons (within the meaning of Section 15 of the Act or Section 20 of the Exchange Act of 1934, as amended), employees or agents shall have any liability to the Company, its security holders or creditors, or any person asserting claims on behalf of or in the right of the Company (whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to the services rendered herein, except for losses, fees, damages, liabilities, costs or expenses that arise out of or are based on any action of or failure to act by LifeSci and that is determined by a final judgment (not subject to further appeal) by a court of competent jurisdiction or by an arbitrator pursuant to the terms of this Agreement to have resulted from the fraud, gross negligence, bad faith or willful misconduct of LifeSci or a material breach by LifeSci of this Agreement. It is understood and agreed that this Section 20 is separate and apart from the indemnification provisions provided for in Schedule A.

21.	Waiver Against Trust.

LifeSci understands that, as described in the Prospectus, the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering and the overallotment securities acquired by its underwriters and from certain private placements occurring simultaneously with the initial public offering (including interest accrued from time to time thereon) for the benefit of the Company’s public shareholders (including overallotment shares acquired by the Company’s underwriters, the “Public Shareholders”), and that the Company may disburse monies from the Trust Account only in the circumstances described in the Prospectus. LifeSci acknowledges and agrees that: (i) under no circumstance shall LifeSci have any right, title or interest in or to any of the funds in the Trust Account for claims under this Agreement (including Schedule A hereto); and (ii) LifeSci’s sole recourse for the Company’s payments and obligations under this Agreement shall be against the Company’s assets or properties held outside of the Trust Account (excluding funds distributed to Public Shareholders who redeem their shares in connection with the Business Combination or an extension of the Company’s deadline to consummate the Business Combination or distributed to Company stockholders in the event of the liquidation of the Company if it fails to consummate the Business Combination prior to its deadline to do so in accordance with the Company’s organizational documents (the foregoing distributions, “Public Distributions”). LifeSci hereby irrevocably waives any claim that it might have under this Agreement to funds in the Trust Account or Public Distributions, at law or in equity, and agrees not to make any such claim. Nothing in this Section 21 shall preclude any action, claim, suit or proceeding of any kind by LifeSci against the Company or any of its affiliates seeking (i) recourse against or recovery from (x) any assets or monies outside the Trust Account (other than Public Distributions), including any assets, properties or securities purchased or acquired with funds distributed from the Trust Account (other than Public Distributions) or (y) any funds transferred to a Target or any affiliate of the Company in connection with or after the consummation of the Business Combination or (ii) specific performance or other equitable relief. For the avoidance of doubt, nothing in this Agreement or this Section 21 shall supplement, amend, limit, modify or otherwise affect any rights with respect to, or recourse or interests in, the Trust Account that LifeSci or any of its affiliates may have in the capacity as a Public Shareholder of the Company, and the provisions of this Section 21 will not apply to, or affect the rights and obligations of the parties under, the Underwriting Agreement.

22.	Counterparts.

This Agreement may be executed in counterparts and by facsimile, each of which, when taken together, shall constitute one and the same agreement. Execution and delivery of such counterparts by electronic means shall not impair the validity of such execution and delivery.

[Signature Page Follows]

If the foregoing correctly sets forth the understanding and agreement between LifeSci and the Company, please so indicate in the space provided for that purpose below, whereupon this Agreement shall constitute a binding agreement effective as of the date first written above.

Sincerely,

LIFESCI CAPITAL LLC

By:	/s/ David Dobkin
	Name:	David Dobkin
	Title:	Managing Director

Agreed to and accepted as of the date first written above by:

PETRA ACQUISITION, INC.

By:	/s/ Andreas Typaldos
	Name:	Andreas Typaldos
	Title:	CEO

{Signature Page to Engagement Letter}

SCHEDULE A

INDEMNIFICATION PROVISIONS

Capitalized terms used in this Schedule A shall have the meanings ascribed to such terms in the agreement to which this Schedule A is attached (the “Agreement”).

The Company agrees to indemnify and hold harmless LifeSci and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, (a) LifeSci’s acting for the Company, including any act or omission by LifeSci in connection with its acceptance of or the performance of its obligations under the Agreement, (b) any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto, including in connection with a Transaction or Offering), or (c) the enforcement by LifeSci or any other Indemnified Party of its rights under the Agreement or these indemnification provisions. Notwithstanding anything to the contrary, in no event shall the Company be obligated to indemnify any Indemnified Parties with respect to the foregoing clause (a) to the extent that such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the fraud, gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any of its affiliates, creditors or security holders for or in connection with the engagement or any actual or proposed transactions or other conduct in connection therewith or for any other reason except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s fraud, gross negligence or willful misconduct.

These Indemnification Provisions shall extend to the following persons (collectively, the “Indemnified Parties”): LifeSci, its present and former affiliated entities, managers, members, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

If any action, suit, proceeding or investigation is commenced as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder. An Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the fees, expenses and disbursements of such counsel shall be borne by the Company. Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against any Indemnified Party made with the Company’s written consent. The Company shall not, without the prior written consent of LifeSci, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

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In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation. The relative benefits received (or anticipated to be received) by the Company and its stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by LifeSci in connection with such transaction or transactions. Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by LifeSci pursuant to the Agreement.

Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect. The Indemnification Provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.

A-2